Exhibit 99.1

LIXTE Biotechnology Holdings Appoints Two New Board Members

and New Chief Financial Officer

— Company Relocates Corporate Headquarters to Boca Raton —

Boca Raton, Fla., September 3, 2025 — LIXTE Biotechnology Holdings, Inc. (“LIXTE” or the “Company”) (Nasdaq: LIXT and LIXTW), a clinical-stage pharmaceutical company developing a new class of cancer therapy to enhance chemotherapy and immunotherapy, today announced that Lourdes Felix and Guy Primus have joined the Company’s Board of Directors, and Peter Stazzone has been named Chief Financial Officer.

The Company also announced that it has relocated its corporate headquarters to Boca Raton.

The new board members succeed Bas van der Baan, who remains Chief Scientific Officer of LIXTE, and René Bernards, PhD, who has been named Chairman of LIXTE’s Scientific Advisory Board. Stazzone succeeds Robert Weingarten, who has left the Company to pursue other interests.

“We are thrilled to welcome Peter, Lourdes and Guy to the LIXTE family,” said Geordan Pursglove, who became LIXTE’s Chairman and Chief Executive Officer in June 2025. “They each bring exceptional expertise, fresh perspective, and a deep commitment that will strengthen the Company as it evaluates new business opportunities. We are fortunate that Bas and René will continue to be part of our team, focusing their attention on further development of the Company’s proprietary compound, LB-100, and LIXTE’s mission of developing and delivering effective solutions to patients battling cancer.

“The move of our corporate offices to Florida enhances our ability to operate efficiently in a business-friendly environment that reduces costs and is in keeping with our commitment to creating long-term value for shareholders,” Pursglove added.

As CFO, Stazzone brings to LIXTE more than 20 years of relevant financial management experience in publicly traded and privately owned companies, where he has been instrumental in guiding corporate transformations, including M&A, raising capital, implementing financial controls, and managing the public company reporting process. He has served as CFO for several companies, including Beyond Commerce, Inc., Strainz, Inc. and Voice Telecom.

Felix becomes Chair of LIXTE’s Audit Committee, succeeding Regina Brown, who retired from LIXTE’s Board of Directors. With more than 30 years of experience in management, corporate finance and public accounting, Felix currently is Chief Executive Officer, Chief Financial Officer and a Director of BioCorRx, Inc., a publicly traded company that develops and provides programs for substance abuse and related disorders. She has been with BioCorRx since 2012 and also is a director of three other publicly traded companies listed on Nasdaq.

Primus is a business and innovation leader with a 30-year track record of shaping strategy and driving growth in technology-driven organizations. He served as CEO and co-founder of The Virtual Reality Company and has led other tech-driven enterprises as CEO or COO. He previously held senior positions at Starbucks and Microsoft, is inventor on several technology patents, and chaired Georgia Tech’s School of Industrial and Systems Engineering Advisory Board, a program globally recognized for leadership in health systems.

About LIXTE Biotechnology Holdings, Inc.

LIXTE Biotechnology Holdings, Inc. is a clinical-stage pharmaceutical company focused on new targets for cancer drug development and developing and commercializing cancer therapies. LIXTE has demonstrated that its first-in-class lead clinical PP2A inhibitor, LB-100, is well-tolerated in cancer patients at doses associated with anti-cancer activity. Based on extensive published preclinical data (see www.lixte.com), LB-100 has the potential to significantly enhance chemotherapies and immunotherapies and improve outcomes for patients with cancer.

LIXTE’s lead compound, LB-100, is part of a pioneering effort in an entirely new field of cancer biology – activation lethality – that is advancing a new treatment paradigm. LIXTE’s new approach is covered by a comprehensive patent portfolio. Proof-of-concept clinical trials are currently in progress for Ovarian Clear Cell Carcinoma, Metastatic Colon Cancer and Advanced Soft Tissue Sarcoma. Additional information about LIXTE can be found at www.lixte.com.

Forward-Looking Statement Disclaimer

This announcement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. For example, statements regarding the Company’s financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future activities, including the continuing development of proprietary compounds, the planning, funding, coordination and potential results of clinical trials, the patent and legal costs to protect and maintain the Company’s intellectual property worldwide, and the Company’s ability to maintain compliance with Nasdaq’s continued listing requirements, are all forward-looking statements. These statements are generally accompanied by words such as “intend,” anticipate,” “believe,” “estimate,” “potential(ly),” “continue,” “forecast,” “predict,” “plan,” “may,” “will,” “could,” “would,” “should,” “expect” or the negative of such terms or other comparable terminology.

The Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to it on the date hereof, but the Company cannot provide assurances that these assumptions and expectations will prove to have been correct or that the Company will take any action that the Company may presently be planning. However, these forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results or experience may differ materially from those expected or anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory policies, available cash resources, research results, competition from other similar businesses, and market and general economic factors.

Readers are urged to read the risk factors set forth in the Company’s filings with the United States Securities and Exchange Commission at https://www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information about LIXTE, contact:

info@lixte.com
General Phone: (631) 830-7092; Investor Phone: (888) 289-5533
or
PondelWilkinson Inc. Investor Relations pwinvestor@pondel.com
Roger Pondel: (310) 279-5965; Laurie Berman: (310) 279-5962